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                     December 1, 2023

       Jacky Wu
       Chief Financial Officer
       DigitalBridge Group, Inc.
       750 Park of Commerce Drive
       Suite 210
       Boca Raton, FL 33487

                                                        Re: DigitalBridge
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-37980

       Dear Jacky Wu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction